Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of Amplify ETF Trust

Name of Series

Amplify Online Retail ETF

Amplify YieldShares CWP Dividend & Option Income ETF

Amplify Transformational Data Sharing ETF

Amplify Advanced Battery Metals and Materials ETF

Amplify EASI Tactical Growth ETF

Amplify BlackSwan Growth & Treasury Core ETF